Exhibit 16.2


                              Wheeler Wasoff, P.C.
                          1601 Blake Street, Suite 505
                             Denver, Colorado 80202



                                December 4, 2001


Securities and Exchange Commission
Washington D.C.  20549

         Re:      4net Software, Inc.

Ladies and Gentlemen:

We have been engaged as of December 4, 2001, as the independent accountants of 4net Software, Inc. (the "Company", SEC File No. 33-13110), effective with the fiscal year ended September 30, 2001.

We have been furnished with a copy of the 8-K, dated December 4, 2001. We have read and agree with the statements made therein concerning our retention and our prior relationship with the Company.

                                                 Very truly yours,

                                                 /s/ Wheeler Wasoff, P.C.


                                                 Wheeler Wasoff, P.C.